EXHIBIT 99.1

FOR IMMEDIATE RELEASE

MICROTEK MEDICAL HOLDINGS AND ECOLAB ENTER
DEFINITIVE MERGER AGREEMENT

Ecolab to acquire Microtek Medical for $6.30 per share in cash transaction

ALPHARETTA, GA, August 7, 2007 – Microtek Medical Holdings, Inc. (NASDAQ: MTMD) and Ecolab Inc. (NYSE: ECL) announced today that the companies have entered into a definitive agreement and plan of merger whereby Ecolab will acquire Microtek Medical.  Under the terms of the agreement, Microtek Medical’s shareholders will receive $6.30 for each share of common stock outstanding as of the closing date of the transaction.  Microtek Medical has approximately 43.5 million shares currently outstanding.

The Boards of Directors for both companies have unanimously approved the transaction, which is expected to close during the fourth quarter of 2007.  Completion of the transaction is contingent upon various conditions, which are more fully set forth in the merger agreement, including, among other things, approval of the transaction by Microtek Medical’s shareholders, regulatory approval, and other customary closing conditions.  Materials will be mailed to Microtek Medical shareholders after required filings have been made with the Securities and Exchange Commission.

“This transaction provides a great opportunity for expansion of our business, offers excellent value for our shareholders and represents a significant premium over the historical trading price of our shares,” commented Dan R. Lee, Microtek Medical’s Chairman, President and Chief Executive Officer.

Mr. Lee continued, "We believe that Ecolab is a perfect strategic partner for Microtek Medical.  We share similar cultures that are uniquely focused on promoting benefits to the healthcare provider and patient.  Combining Ecolab’s scale and innovative resources with our years of world-class manufacturing, strong OEM relationships, strategic business alliances and international market reach also brings tremendous value to our employees and customers.  The dynamic combination of two great names in healthcare and infection control is expected to yield worldwide sales and marketing synergies and to result in one of the world’s premier infection prevention companies.  Our combined future branding strategy will maximize Microtek Medical’s proven healthcare brand and expertise in barrier technology and Ecolab’s world-recognized reputation for excellence in cleaning and sanitizing products and services.  We expect to leverage these collective resources to deliver strong financial performance for many years to come.”

Mr. Lee concluded, “I am extremely proud of our accomplishments and excited about the road ahead for Microtek Medical as part of the Ecolab family.  Ecolab and Microtek Medical share in the understanding that our employees are the critical link to outstanding customer service, exceptional products, and world-class manufacturing and distribution.  The employees of both organizations will drive our combined ability to improve the quality of patient care worldwide and to eliminate the prevalence and potency of hospital-acquired infections around the globe.”

A.G. Edwards & Sons, Inc. acted as exclusive financial advisor to Microtek Medical in connection with the transaction and provided an opinion to Microtek Medical’s Board of Directors that the merger consideration is fair to Microtek Medical’s shareholders from a financial point of view.

About Microtek Medical:
Microtek Medical is a leading manufacturer and supplier of innovative product solutions for patient care, occupational safety and management of infectious and hazardous waste for the healthcare industry. Headquartered near Atlanta, Georgia, the Company offers an extensive line of infection control, fluid control and safety products, such as disposable equipment and patient drapes, which are marketed to healthcare professionals through multiple channels, including direct sales, original equipment manufacturers (“OEM’s”) and private label arrangements.  Microtek Medical’s goal is to provide healthcare professionals with innovative product solutions that encompass a high-level of patient care and prevention of cross infection in operating rooms and ambulatory surgical centers worldwide.  For further information, visit www.microtekmed.com.

About Ecolab Inc:
With sales of $5 billion and more than 13,000 sales-and-service associates, Ecolab Inc. (NYSE: ECL) is the global leader in cleaning, sanitizing, food safety and infection prevention products and services. Ecolab delivers comprehensive programs and services to the foodservice, food and beverage processing, healthcare, and hospitality markets in more than 160 countries. More news and information is available at www.ecolab.com.

Important Information

Microtek Medical will file with the Securities and Exchange Commission a current report on Form 8-K which will include the merger agreement.  The proxy statement that Microtek Medical plans to file with the Securities and Exchange Commission and mail to its shareholders will contain information about Microtek Medical, the proposed merger and related matters.  SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT IS AVAILABLE, AS IT WILL CONTAIN IMPORTANT INFORMATION THAT SHAREHOLDERS SHOULD CONSIDER BEFORE MAKING A DECISION ABOUT THE MERGER.  In addition to receiving the proxy statement from Microtek Medical by mail, shareholders will be able to obtain the proxy statement, as well as other filings containing information about Microtek Medical, without charge, from the Securities and Exchange Commission’s website (www.sec.gov) or, without charge, from Microtek Medical at www.microtekmed.com.  This announcement is neither a solicitation of a proxy, an offer to purchase nor a solicitation of an offer to sell shares of Microtek Medical.

Microtek and its directors and officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies in respect to the proposed transaction. Information regarding Microtek’s directors and executive officers is detailed in its proxy statements and annual reports on Form 10-K, previously filed with the SEC, and the proxy statement relating to the proposed transaction, when it becomes available.

Actual Results Could Differ From Forward-Looking Statements:  This Press Release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements include, but are not limited to, statements regarding the completion and anticipated timing of the acquisition transaction and statements regarding benefits of the transaction to our customers, employees and other stakeholders.  Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ from those referred to in such statements. These risks include, without limitation, the failure to satisfy the conditions to completion of the acquisition transaction and the risk factors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission. The Company does not undertake to update its forward-looking statements to reflect future events or circumstances.

For More Information, Please Call (800) 476-5973
Dan R. Lee, President & CEO
Jerry Wilson, CFO
John Mills, Investor Relations                                                                InvestorRelations@microtekmed.com